Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Dated March 29, 2006

[UBS LOGO]


UBS AG Commodity Linked Notes
Linked to the Rogers International Commodity Index(R) Excess Return(SM) OFFERING EFFICIENT EXPOSURE TO COMMODITIES

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INDICATIVE TERMS
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 Issuer                    UBS AG
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 Issue Price               $10 per note
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 Underlying Index          Rogers International Commodity Index(R)
                           Excess Return(SM)
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 Term                      2 years
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 Payment at                $10 + ($10 x Participation Rate x Adjusted
 Maturity                  Index Return)
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 Participation Rate        If the Adjusted Index Return is positive, the
                           Participation Rate will equal 1.40 to 1.55.

                           If the Adjusted Index Return is negative, the
                           Participation Rate will equal 1.
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 Adjusted Index            Adjusted Index Ending Level - Index Starting Level
 Return                    --------------------------------------------------
                                        Index Starting Level
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 Annual Fee                The Annual Fee will reduce the Index level by
                           a rate of 1% per year, compounded daily over
                           the term of the Notes
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 Index Starting Level      The closing level of the Index on the Trade Date
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 Index Ending              The closing level of the Index on the Final
 Level                     Valuation Date
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 Adjusted Index            The Index Ending Level reduced by Annual Fee
 ending level
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 Trade Date*               April 24, 2006
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 Settlement Date*          April 28, 2006
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 Final Valuation           April 24, 2008
 Date*
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 Maturity Date*            April 30, 2008
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*EXPECTED

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PRODUCT DESCRIPTION
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UBS Commodity linked Notes offer exposure to the Rogers International Commodity
Index(R) Excess Return(SM).

Provided that there is a positive Adjusted Index Return at maturity, the Notes will provide the investor an opportunity to outperform the Index by a measure of
1.40 -- 1.55x (indicative) with no cap. If the Index declines, the Note return will be equal to the percentage decline in the Adjusted Index Return.

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BENEFITS
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o   Enhanced Exposure: 1.40 -- 1.55x (indicative) leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

o   Tax Efficient: Should receive long term treatment if held over 1 year*

o   Diversification: Provides portfolio exposure to 35 physical commodities

*UBS AG AND ITS SUBSIDIARIES AND AFFILIATES DO NOT PROVIDE TAX ADVICE.

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 1.5X POSITIVE ADJUSTED INDEX RETURN; 1X NEGATIVE ADJUSTED INDEX
RETURN

[GRAPHIC OMITTED]

 ADJUSTED
  INDEX                                          NOTE
 RETURN*                                       RETURN
-------------------------------------------------------
   40%                                            60%
   20%                                            30%
   10%        1.5X ADJUSTED INDEX RETURN          15%
    1%                                           1.5%
-------------------------------------------------------
    0%                                             0%
-------------------------------------------------------
   -5%                                            -5%
  -10%        1:1 DOWNSIDE EXPOSURE              -10%
  -20%                                           -20%
-------------------------------------------------------

* NET OF 1% ANNUAL FEE

The annual fee will reduce the Index level by a rate of 1% per year, compounded daily over the term of the Notes. (2.02% total)

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated March 29, 2006.

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INDEX DESCRIPTION
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ROGERS INTERNATIONAL COMMODITY INDEX(R) EXCESS RETURN(SM)

The Rogers International Commodity Index is composed of 35 futures contracts on physical commodities traded on ten exchanges in five countries. The index is rebalanced monthly. The commodities represented in the Index include agricultural, energy and metal products.

                           Energy               44%
                           Agriculture          35%
                           Metals               21%

PLEASE REFER TO PAGE S-16 OF THE ATTACHED PRELIMINARY PROSPECTUS FOR DETAILED WEIGHTINGS.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the Index from 7/31/98 to 3/28/06
-- BLOOMBERG

     Date            Settlement Price          Date          Settlement Price
----------------    -------------------    --------------   -------------------
7/31/1998                1000.00             5/31/2002            1286.30
8/31/1998                 939.72             6/28/2002            1335.81
9/30/1998                1022.15             7/31/2002            1340.47
10/30/1998                989.08             8/30/2002            1407.94
11/30/1998                885.75             9/30/2002            1446.78
12/31/1998                875.63             10/31/2002           1415.38
1/29/1999                 883.59             11/29/2002           1420.16
2/26/1999                 845.31             12/31/2002           1498.88
3/31/1999                 984.79             1/31/2003            1605.73
4/30/1999                1046.79             2/28/2003            1697.77
5/31/1999                 987.15             3/31/2003            1578.72
6/30/1999                1056.41             4/30/2003            1514.43
7/30/1999                1073.60             5/30/2003            1638.73
8/31/1999                1128.74             6/30/2003            1656.00
9/30/1999                1185.40             7/31/2003            1698.90
10/29/1999               1130.14             8/29/2003            1773.27
11/30/1999               1178.28             9/30/2003            1741.65
12/31/1999               1212.16             10/31/2003           1811.07
1/31/2000                1288.72             11/28/2003           1856.41
2/29/2000                1342.67             12/31/2003           1961.08
3/31/2000                1325.50             1/30/2004            2011.61
4/28/2000                1291.80             2/27/2004            2179.07
5/31/2000                1383.94             3/31/2004            2224.00
6/30/2000                1446.22             4/30/2004            2229.10
7/31/2000                1360.30             5/31/2004            2291.25
8/31/2000                1496.50             6/30/2004            2173.56
9/29/2000                1468.73             7/30/2004            2280.41
10/31/2000               1471.37             8/31/2004            2293.14
11/30/2000               1540.24             9/30/2004            2458.78
12/29/2000               1452.52             10/29/2004           2496.73
1/31/2001                1474.67             11/30/2004           2468.43
2/28/2001                1449.40             12/31/2004           2344.89
3/30/2001                1377.71             1/31/2005            2414.59
4/30/2001                1433.31             2/28/2005            2588.69
5/31/2001                1399.98             3/31/2005            2670.93
6/29/2001                1319.97             4/29/2005            2492.46
7/31/2001                1335.59             5/31/2005            2488.03
8/31/2001                1340.27             6/30/2005            2542.12
9/28/2001                1218.60             7/29/2005            2629.93
10/31/2001               1159.30             8/31/2005            2763.42
11/30/2001               1144.19             9/30/2005            2785.27
12/31/2001               1134.10             10/31/2005           2633.76
1/31/2002                1119.00             11/30/2005           2600.90
2/28/2002                1166.91             12/30/2005           2730.35
3/29/2002                1293.58             1/31/2006            2914.00
4/30/2002                1290.17             2/28/2006            2740.67
                                             3/28/2006             2805.3

HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities traded on various exchanges in particular

o You believe the level of the Index will increase by more than 2.02% (the amount sufficient to offset the cumulative effect of the annual fee)

o You are willing to accept the risk that you may lose some or all of your investment if the Index ending level does not increase by at least 2.02%

o   You do not seek current income from this investment

o   You are willing to hold the Notes to maturity

o You are willing to invest in the Notes based on the range indicated for the participation rate (determined on trade date)


THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You are not willing to accept the risk that you may lose some or all of your principal

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities in particular

o You believe the Index level will decline during the term of the Notes or will not increase by an amount sufficient to offset the cumulative effect of the annual fee

o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings

o You will create an over-concentrated position in the commodities sectors of your portfolio by owning the Notes

o   You seek current income from your investment

o   You seek an investment for which there will be an active secondary market

KEY RISKS:

o You may lose some or all of your principal -- the notes are fully exposed to any decline in the level of the index

o Market risk -- the return on the notes is linked to the performance of the index and may be positive or negative

o No direct exposure to fluctuations in foreign exchange rates -- the value of the notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies comprising the underlying index basket

o Potential over-concentration in particular commodity sectors -- The commodities underlying the futures contracts included in the index are concentrated in a limited number of sectors, particularly energy and agriculture

o No interest payments -- You will not receive any periodic interest payments on the notes

o No listing -- The notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW -- RISK FACTORS -- IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-413-9657.